SECOND AMENDED AND RESTATED
                         SHAREHOLDER SERVICES AGREEMENT
                                     BETWEEN
                        DREYFUS FOUNDERS FUNDS, INC. AND
                          FOUNDERS ASSET MANAGEMENT LLC

      AGREEMENT made as of the 9th day of March, 2001, in Denver, Colorado, by and between Dreyfus Founders Funds, Inc., a Maryland corporation (the "Fund"), and Founders Asset Management LLC, a Delaware limited liability company (hereinafter referred to as "Founders").

      WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, Founders is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, accounting, and recordkeeping services to the Fund; and

      WHEREAS, Founders is registered as a transfer agent under the Securities Exchange Act of 1934; and

      WHEREAS, pursuant to this Shareholder Services Agreement (the "Agreement"), Founders will render certain transfer agent and related services to the Fund and to the holders of the Fund's Class F shares (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

      WHEREAS, the Fund has entered into a Transfer Agent Agreement with Investors Trust Company ("ITC"), as amended (the "TA Agreement"), pursuant to which ITC provides certain other transfer agent services to the Fund and the holders of the Fund's Class F shares; and

      WHEREAS,  Founders  has  entered  into a service  agreement  with ITC (the
"Service Agreement"), pursuant to which a computerized data processing recordkeeping system for securityholder accounting (the "TA2000(TM) System") using ITC owned or licensed software developed by DST Technologies, Inc., an affiliate of ITC ("DST") is available to Founders in providing transfer agent services to the Fund and the holders of the Fund's Class F shares; and

      WHEREAS, the Fund has entered into a Software Remote Access and License Agreement with DST (the "Remote Access Agreement"), pursuant to which image based application software and related user documentation to be operated in conjunction with the TA2000(TM) System (the "Auxiliary Software") is available to Founders in providing other transfer agent services to the holders of the Fund's Class F shares; and

      WHEREAS, Founders has entered into a Telephone and CRT Input Equipment Recovery Services Agreement with DST (the "Back-Up Agreement"), pursuant to which certain computer and backup capabilities will be made available to Founders for use in providing transfer agent services to the Fund and the holders of the Fund's Class F shares in the event of a disaster to Founders' telephone and cathode-ray tube input equipment; and

      WHEREAS, the Fund has entered into an Agreement for Handling Drafts with ITC and DST (the "Drafts Agreement"), pursuant to which the Fund has established a special account with ITC to which all drafts drawn by the Fund's Class F shareholders which are payable through ITC will be charged; and

      WHEREAS, the TA Agreement, the Service Agreement, the Remote Access Agreement, the Back-Up Agreement, and the Drafts Agreement are collectively referred to herein as the "Collective Agreements"; and

      WHEREAS, the Fund, Founders, ITC, and DST anticipate that in the next few years Founders will, on a service-by-service basis and over time, assume the responsibility for performance of those transfer agent services currently being provided to the Fund and the holders of the Fund's Class F shares by ITC; and

      WHEREAS, the Fund desires to retain Founders to perform these additional transfer agent services and Founders desires to perform such services on the terms and conditions hereinafter set forth; and

      WHEREAS, Founders has entered into arrangements with third parties which provide sub-transfer agency, recordkeeping, investor services, and/or other administrative services (the "Third Party Services") to participants in 401(k) and other tax-qualified retirement programs and to participants in other arrangements (the "Participants"), pursuant to which the third party establishes one or more omnibus accounts with the Fund, into which investments of the Participants are pooled in the Fund's Class F shares; and

      WHEREAS, in establishing such omnibus accounts and providing the Third Party Services, the third parties effectively reduce or eliminate the need for Services to be provided on behalf of the Participants by Founders; and

      WHEREAS, a third party may charge a basis point fee method or other fee method to Founders or the Funds to compensate it for providing the Third Party Services to Participants (the "Third Party Fee"); and

      WHEREAS, certain of the third parties may be broker-dealers who, in accordance with applicable federal rules and regulations, may be selected by Founders to execute portfolio securities transactions on behalf of the Fund; and

      WHEREAS, commissions earned by the broker-dealer third party from executing portfolio transactions on behalf of a specific series fund of the Fund ("Series") may be credited by the broker-dealer against the Third Party Fee charged to that Series, on a basis which has resulted from negotiations between Founders and the third party; and

      WHEREAS, the parties desire to amend and restate the Agreement to authorize the Fund to pay Third Party Fees directly to parties providing Third Party Services, and to make certain other changes;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and Founders agree as follows:

      1. SERVICES. The Fund hereby retains Founders to provide the Services outlined on Exhibit A hereto with respect to the Fund's Class F shares, which exhibit is incorporated herein by this reference. Founders shall at all times use reasonable care, due diligence, and act in good faith in performing its duties under this Agreement.

      2. COLLECTIVE AGREEMENT OBLIGATIONS. To the extent that the TA Agreement and any other Collective Agreement (a) may impose obligations upon the Fund to ensure that Founders provides services, conforms to a standard of conduct, adheres to a stipulated process or procedure, or otherwise undertakes to perform a defined duty or responsibility or (b) provides that Founders performs the foregoing (collectively, the "Obligations"), Founders shall perform the Obligations and shall at all times use reasonable care, due diligence, and act in good faith in performing the Obligations.

      3. STAFF MAINTENANCE. Founders shall, at its own expense, maintain such staff and employ or retain such personnel as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel may include officers of Founders and persons employed or otherwise retained by Founders to provide or assist in providing services to the Fund other than those Services to be provided pursuant to this Agreement.

      4.    FACILITIES.   Founders  shall,  at  its  own  expense,  provide such
office space, facilities, equipment, and other property or resources as shall be necessary to provide the Services to the Fund.

      5. FUND INFORMATION. The Fund will, from time to time, furnish or otherwise make available to Founders such information relating to the business and affairs of the Fund as Founders may reasonably require in order to discharge its duties and obligations hereunder.

      6. FEES. The Fund shall pay to Founders a prorated monthly fee equal on an annual basis to $26.00 for each shareholder account in the Class F shares of the Fund considered to be an open account at any time during the month. This fee shall provide for the payment of the following:

            a. The services rendered and facilities furnished by Founders under this Agreement; and

            b. The services rendered and facilities furnished by ITC and DST with respect to the holders of the Fund's Class F shares pursuant to the Collective Agreements.

      In addition to the $26.00 per account fee, Founders, ITC, and DST will also be entitled to reimbursement from the Fund for all reasonable out-of-pocket expenses incurred by Founders, ITC, and DST in connection with the performance of Services under the Agreement and services under the Collective Agreements.

      Out-of-pocket expenses with respect to the Agreement shall include, but are not limited to, expenditures for postage, envelopes, banking fees, courier fees, overnight mail fees, computer hardware and software licensing fees, voice response unit fees, checks, continuous forms, reports and statements, telephone line charges, telegraph, stationery, supplies, costs of outside mailing firms, record storage costs and media for storage of records (e.g., microfilm and computer tapes). Out-of-pocket expenses incurred by Founders, ITC, and/or DST in connection with the performance of services under the Collective Agreements shall include those out-of-pocket expenses to which each Collective Agreement makes reference.

      Any other expenses incurred by Founders at the request or with the consent of the Fund will be reimbursed promptly by the Fund.

      As provided herein, Founders will use a portion of the $26.00 account fee to pay ITC and DST for services which are performed by each entity pursuant to the Collective Agreements. Upon assumption by Founders in the future of certain duties currently performed by ITC and/or DST pursuant to the terms of the Collective Agreements, Founders will retain an amount equal to the amount previously paid to ITC and/or DST for performing such duties.

      In the event any termination fee is appropriately charged to Founders or to the Fund pursuant to Section 2.02 of the Service Agreement, the fee shall be paid by the Fund unless circumstances would dictate payment of the fee by Founders.

      In the event any late charges or interest charges are incurred pursuant to
Section 2.03 of the TA Agreement, such charges are the responsibility of Founders and the Fund will reduce the amount of its next payment to Founders pursuant to this Agreement by such amount.

      The monthly fee described in this Section 6. and any out-of-pocket reimbursements due to Founders pursuant to this Section shall be payable to Founders on the first business day of the calendar month next succeeding the month in which the services are rendered, or as soon thereafter as such reimbursements can be determined.

      In instances in which third parties establish omnibus accounts with the Class F shares of one or more of the Series which represent pooled accounts of Participants whose Third Party Services are being provided by the third party or its agent and not by Founders and/or ITC and/or DST, Class F of the Series is authorized to pay the third party, or to reimburse Founders for paying the third party, a Third Party Fee in an amount which shall not be in excess of the $26.00 account fee for each Participant account.
      In instances in which commissions are earned by a broker-dealer third-party from executing portfolio transactions on behalf of a Series, Founders is authorized to enter into arrangements pursuant to which the commissions may be credited by the broker-dealer against the Third Party Fee otherwise payable by that Series to the broker-dealer, on a basis which will have been negotiated between the broker-dealer and Founders.

      Any fees paid by the Fund to a third party, or to Founders as reimbursement for payment by Founders to a third party, in consideration of its providing Third Party Services shall be calculated monthly at the rate of 1/12th of an annual fee not to exceed $26.00 per Participant account, and shall be paid no more frequently than monthly. Such payments shall be made for a Participant account in the month that it opens or closes, as well as in each month in which the Participant account remains open, regardless of its account balance.

      In the event that the aggregate of the monthly fees per Participant may on occasion exceed the aggregate monthly Third Party Fees due to the third party, the applicable Series will accrue the excess through the applicable calendar year-end, which excess will be available to pay the third party or reimburse Founders if, during any remaining month in the calendar year, the aggregate monthly Third Party Fees applicable to that Series paid by the Series or Founders exceed the aggregate monthly fees per Participant. Any accrual remaining at year-end will be credited to the respective Series' general ledger expense account.

      7. ACCESS TO FOUNDERS' RECORDS. Founders will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of Founders in order to enable such representatives to monitor the quality of services being provided and the level of fees and reimbursements due Founders pursuant to this Agreement. In addition, Founders shall promptly deliver to the Board of Directors of the Fund such information as may reasonably be requested from time to time to permit the Board of Directors to make an informed determination regarding the rendering of the Services, the continuation of this Agreement, and the payments contemplated to be made hereunder.

      8. LIABILITY AND INDEMNIFICATION. So long as Founders shall use reasonable care, due diligence, and act in good faith in performing its duties under this Agreement, Founders shall not be responsible for, and the Fund shall indemnify and hold Founders harmless from and against, any and all losses, liabilities, claims, demands, suits, costs, and expenses (including reasonable attorneys' fees) which may be asserted against Founders or for which Founders may be held to be liable, which arise out of, or are attributable to, Founders' discharge of its responsibilities and obligations imposed by this Agreement.

      The Fund shall not be responsible for, and Founders shall indemnify and hold the Fund harmless from and against, any and all losses, liabilities, claims, demands, suits, costs, and expenses (including reasonable attorneys' fees) which may be asserted against the Fund or for which the Fund may be held to be liable, which arise out of, or are attributable to, any negligence, willful misconduct, or lack of due care of Founders in discharging the responsibilities and obligations imposed upon Founders by this Agreement.

      Founders and the Fund agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this Section 8. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. Notwithstanding the foregoing, the indemnified party shall be entitled to participate in the defense of such claim at its own expense through counsel of its own choosing. The indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not unreasonably be withheld. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount of the rejected proposed settlement.

      The obligations of Founders and the Fund pursuant to this Section 8 shall survive the termination of this Agreement.

      9. EFFECT OF AGREEMENT. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the directors of the Fund and the Fund of their overall responsibility for and control of the conduct of the business and affairs of the Fund.

      10. TERM AND TERMINATION. This Agreement shall remain in effect until no later than May 31, 2001, and shall remain in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 90 days' written notice to Founders; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rule thereunder) unless the Board of Directors of the Fund approves such assignment; and (c) Founders may terminate this Agreement without payment of penalty on 180 days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

      11. APPLICATION OF LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the Act. To the extent the applicable law of the State of Colorado or any of the provisions herein conflict with the applicable provision of the Act and other applicable laws, the latter shall control.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.



                              DREYFUS FOUNDERS FUNDS, INC.


                              By:  /s/ Richard W. Sabo
                                   -------------------------------------
                                   Richard W. Sabo, President



                              FOUNDERS ASSET MANAGEMENT LLC


                              By:  /s/ Richard W. Sabo
                                   -------------------------------------
                                   Richard W. Sabo, President

                                    EXHIBIT A
                                       TO
                           SECOND AMENDED AND RESTATED
                         SHAREHOLDER SERVICES AGREEMENT
                                     BETWEEN
                        DREYFUS FOUNDERS FUNDS, INC. AND
                          FOUNDERS ASSET MANAGEMENT LLC

The following Services will be provided by Founders to the holders of the Fund's Class F shares:

1.    TELEPHONE SERVICES

      Founders' personnel will receive and process all telephone requests received by Founders to: purchase, redeem or exchange shares; open an account, add or delete services for an account, explain Fund or market conditions and/or performance, perform research into account problems and correct such problems, and other matters related to account servicing; change an account address or distribution option; correct a registration or account error; or send an additional account statement. Founders will also make available to shareholders a Voice Response Unit to provide routine account and Fund information.

2.    TRANSFER AGENCY SERVICES

      Founders' personnel will discharge the following duties:

      Pick up all incoming mail and scan documents into the DST image system (the DST image system is that system used by ITC in performing transfer agent services on behalf of the holders of the Fund's Class F shares).

      Open new accounts, purchase shares, and establish services requested by new shareholders. Contact shareholders in writing or via the phone if incomplete or inaccurate information is contained in the application.

      Make subsequent purchases on behalf of shareholders and 401(k) plans. Deliver checks to bank, monitor bank account(s), wire funds to appropriate custodial account.

      Receive  returned   (bounced)  checks,   cancel  purchases,   and  contact
      shareholders regarding any potential losses.

      Research all mail returned to Founders by the Post Office and forward such mail if possible.

      Retrieve information from microfilm, microfiche, paper files, and/or the DST image system needed to respond to inquiries and/or to resolve research.

      Store previously scanned items as required by the SEC and NASD.

      Other routine partial transfer agency functions needed to complete the duties typically expected of a transfer agent performing the services outlined in this item 2.

3.    RETIREMENT SERVICES

      a. RETIREMENT PLAN TRANSFERS. Founders' personnel will ensure that retirement plan transfers are accomplished on a timely basis. Applications to request transfers will be reviewed to ensure that the application is in proper order before it is sent to the shareholders' custodian. A confirmation of the transfer will be sent to the shareholder. Founders will maintain an updated list of the transfer requirements imposed by transfer agents. A Founders representative will contact the appropriate custodian to ensure that the custodian has received the transfer application and that the transfer occurs on a timely basis.

      b. PROTOTYPE RETIREMENT PLANS. Founders' personnel will provide the following services on prototype non-TRAC2000 retirement plans (TRAC2000 retirement plans are serviced on behalf of the Fund by a third party, pursuant to separate contract):

            (1) Review previous Adoption Agreements (if applicable) and assist investors in completing the Founders Adoption Agreement.

            (2) Review the Founders Adoption Agreement to ensure compliance with ERISA and IRS regulations.

            (3)   Complete  the  Summary  Plan   Description   for the  Founders
            Adoption Agreement.

            (4) Ensure that employers have all the necessary forms to administer their plans.

            (5)   Review employee enrollment forms.

            (6) Create documentation which consolidates the information from the enrollment forms and forward such documentation to the employer.

            (7) Create and maintain documentation reflecting contributions, loans, terminations and other types of plan transactions.

            (8) Handle all money movements including purchases, exchanges, redemptions (due to terminations or hardship withdrawals, or loans), and similar functions.

      c.    REVIEW   OF   RETIREMENT    ACCOUNTS.    Founders'   personnel  will
      periodically review retirement account information and advise investors before reaching age 70-1/2 that a distribution may be required.

4.    QUALITY CONTROL

      Founders' personnel will periodically conduct a quality control audit on telephone purchase, redemption and exchange requests, account changes and applications received by Founders. Founders will provide quality control with respect to other aspects of the transfer agent's operations, such as the transfer agent's resolution of shareholder inquiries. Founders will perform quality control on retirement plans.

5.    TRAINING

      Founders will periodically train personnel of ITC on Founders' products and services using its own training materials and training workshops conducted at the offices of ITC by Founders' customer service representatives. Founders will continually provide training to its investor services representatives with regard to processing exchanges and redemptions, maintaining accounts, liquidating accounts, transferring accounts, answering questions concerning "B" notices, and servicing mutual fund accounts.

6.    CORRESPONDENCE

      a.    SHAREHOLDER   INQUIRIES.   Founders'   personnel   will   respond to
      shareholder inquiries received by Founders and to the extent feasible will resolve such inquiries.

      b. GERMAN SHAREHOLDERS. Founders' personnel will provide specialized service to German shareholders as may be necessary and appropriate.

      c. DUE DILIGENCE. Founders will arrange for the mailing of W-8 and W-9 forms to shareholders to ensure that the Fund is complying with IRS regulations.

      d.    REQUESTS  FOR  INFORMATION.  Founders  will  respond to requests  it
      receives  from   shareholders  for  additional   prospectuses and  account
      statements.

7.    MONITORING CUSTOMER ACCOUNTS

      a. TELEPHONE PURCHASES. Founders' personnel will contact shareholders who have purchased shares by phone but have not paid for such shares within the allowable settlement period.

      b. CANCELLED CHECKS. Founders' personnel will contact shareholders who have cancelled their checks.

      c.    DORMANT  ACCOUNTS.   Founders'  personnel  will  assist in  locating
      shareholders with dormant accounts.

      d. ANNUAL REVIEW. Annually, Founders will review open and closed accounts and arrange for the purging of certain of these accounts.

      e. SHORT-TERM TRADERS. Founders will monitor shareholder accounts to uncover abuses of the telephone exchange privilege described in the prospectus.

8.    LARGE MONEY MANAGERS

      Founders will assign a contact person to communicate with large money managers and to ensure that their transactions are timely and properly conducted and their accounts are set up correctly and continually updated.

9.    USE OF ITC'S SYSTEM AND FACILITIES

      Founders   hereby  accepts   responsibility   for   compliance   with  the
      requirements of Section 6.06 of the TA Agreement.

10.   OTHER SERVICES

      Founders will provide all other customary and reasonable transfer agent and prototype non-TRAC2000 retirement plan services which are not being provided to the Fund pursuant to the provisions of this Agreement, the Collective Agreements, or other agreements to which the Fund is a party.